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                                                  ------------------------------
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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D
                                 (Rule 13d-101)


           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2(a)
                              (Amendment No. 4)/1/

                            Catalina Lighting, Inc.
    -------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, par value $0.01 per share
    -------------------------------------------------------------------------
                           (Title Class of Securities)



                                   148865-20-7
    -------------------------------------------------------------------------
                                 (CUSIP Number)
            Rodger R. Krouse                    David A. Gerson, Esq.
            Marc J. Leder                       Morgan, Lewis & Bockius LLP
            Sun Capital Partners, LLC           One Oxford Centre
            5200 Town Center Circle             Thirty-Second Floor
            Suite 470                           Pittsburgh, Pennsylvania 15219
            Boca Raton, Florida 33486           (412) 560-3300
            (561) 394-0550
    -------------------------------------------------------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                  July 23, 2001
    -------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)


       If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [_].

       Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.


____________________

       /1/The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

       The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

  -------------------------                           -------------------
    CUSIP No. 148865-10-8              13D              Page 2 of 10
  -------------------------                           -------------------

--------------------------------------------------------------------------------
    1    NAME OF REPORTING PERSON
         S.S. or I.R.S. IDENTIFICATION OF ABOVE PERSON

         Sun Catalina Holdings, LLC
--------------------------------------------------------------------------------
    2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                      (a) [ ]
                                                                      (b) [ ]
--------------------------------------------------------------------------------
    3    SEC USE ONLY

--------------------------------------------------------------------------------
    4    SOURCE OF FUNDS*

         AF
--------------------------------------------------------------------------------
    5
         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(D) OR 2(E)                                   [_]
--------------------------------------------------------------------------------
    6    CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
--------------------------------------------------------------------------------
                    7     SOLE VOTING POWER

                          3,615,731
 NUMBER OF SHARES --------------------------------------------------------------
   BENEFICIALLY     8     SHARED VOTING POWER
  OWNED BY EACH
 REPORTING PERSON
       WITH       --------------------------------------------------------------
                    9     SOLE DISPOSITIVE POWER

                          3,326,702
                  --------------------------------------------------------------
                   10     SHARED DISPOSITIVE POWER


                  --------------------------------------------------------------
    11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         3,615,731
--------------------------------------------------------------------------------
    12
         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                           [_]
--------------------------------------------------------------------------------
    13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         70.4%
--------------------------------------------------------------------------------
    14   TYPE OF REPORTING PERSON

         PN
--------------------------------------------------------------------------------

                       *SEE INSTRUCTION BEFORE FILLING OUT

---------------------                                               ------------
CUSIP No. 148865-10-8                  13D                          Page 3 of 10
---------------------                                               ------------

--------------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION OF ABOVE PERSON

        Sun Capital Partners II, LP
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) [_]
                                                                 (b) [_]
--------------------------------------------------------------------------------
  3     SEC USE ONLY

--------------------------------------------------------------------------------
  4     SOURCE OF FUNDS*

        WC
--------------------------------------------------------------------------------

  5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
        TO ITEMS 2(D) OR 2(E)                                          [_]

--------------------------------------------------------------------------------
  6     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware

--------------------------------------------------------------------------------
                    7   SOLE VOTING POWER

                    ------------------------------------------------------------
 NUMBER OF SHARES   8   SHARED VOTING POWER
   BENEFICIALLY
   OWNED BY EACH        3,615,731
 REPORTING PERSON   ------------------------------------------------------------
        WITH        9   SOLE DISPOSITIVE POWER

                    ------------------------------------------------------------
                    10  SHARED DISPOSITIVE POWER

                        3,326,702
--------------------------------------------------------------------------------
  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        3,615,731
--------------------------------------------------------------------------------
  12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                       [_]

--------------------------------------------------------------------------------
  13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        70.4%
--------------------------------------------------------------------------------
  14    TYPE OF REPORTING PERSON

        PN
--------------------------------------------------------------------------------

                       *SEE INSTRUCTION BEFORE FILLING OUT

--------------------------                                 -------------------
CUSIP No. 148865-10-8                 13D                  Page 4 of 10
--------------------------                                 -------------------

--------------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION OF ABOVE PERSON

        Sun Capital Advisors II, LP
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) [_]
                                                                 (b) [_]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     SOURCE OF FUNDS*


--------------------------------------------------------------------------------
  5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
        ITEMS 2(d) OR 2(E)                                        [_]

--------------------------------------------------------------------------------
  6     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                          7    SOLE VOTING POWER


                          ------------------------------------------------------
                          8    SHARED VOTING POWER

 NUMBER OF SHARES              3,615,731
   BENEFICIALLY           ------------------------------------------------------
  OWNED BY EACH           9    SOLE DISPOSITIVE POWER
 REPORTING PERSON
       WITH
                          ------------------------------------------------------
                          10   SHARED VOTING POWER

                               3,326,702
--------------------------------------------------------------------------------
  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        3,615,731
--------------------------------------------------------------------------------
  12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
        SHARES*                                                   [_]
--------------------------------------------------------------------------------
  13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        70.4%
--------------------------------------------------------------------------------
  14    TYPE OF REPORTING PERSON

        PN
--------------------------------------------------------------------------------

                       *SEE INSTRUCTION BEFORE FILLING OUT

-------------------------                               ------------------------
 CUSIP No. 148865-10-8                 13D               Page 5 of 10
-------------------------                               ------------------------


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION OF ABOVE PERSON

     Sun Capital Partners, LLC
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                              (a) [_]
                                                              (b) [_]
--------------------------------------------------------------------------------
3    SEC USE ONLY



--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*



--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
     2(d) OR 2(E)                                                           [_]


--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION


     Delaware
--------------------------------------------------------------------------------
                        7    SOLE VOTING POWER



                       ---------------------------------------------------------
                        8    SHARED VOTING POWER


   NUMBER OF SHARES          3,615,731
     BENEFICIALLY      ---------------------------------------------------------
    OWNED BY EACH       9    SOLE DISPOSITIVE POWER
   REPORTING PERSON
         WITH

                       ---------------------------------------------------------
                        10   SHARED DISPOSITIVE POWER


                             3,326,702
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


     3,615,731
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*  [_]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)


     70.4%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON


     PN
--------------------------------------------------------------------------------

                       *SEE INSTRUCTION BEFORE FILLING OUT

-------------------------                               ------------------------
 CUSIP No. 148865-10-8                 13D               Page 6 of 10
-------------------------                               ------------------------


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION OF ABOVE PERSON

     Marc J. Leder
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                              (a) [_]
                                                              (b) [_]
--------------------------------------------------------------------------------
3    SEC USE ONLY



--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*



--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
     2(d) OR 2(E)                                                           [_]


--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION


     United States of America
--------------------------------------------------------------------------------
                        7    SOLE VOTING POWER



                       ---------------------------------------------------------
                        8    SHARED VOTING POWER


   NUMBER OF SHARES          3,615,731
     BENEFICIALLY      ---------------------------------------------------------
    OWNED BY EACH       9    SOLE DISPOSITIVE POWER
   REPORTING PERSON
         WITH

                       ---------------------------------------------------------
                        10   SHARED DISPOSITIVE POWER


                             3,326,702
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


     3,615,731
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*  [_]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)


     70.4%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON


     IN
--------------------------------------------------------------------------------

                       *SEE INSTRUCTION BEFORE FILLING OUT

-------------------------                               ------------------------
CUSIP No. 148865-10-8                  13D              Page 7 of 10
-------------------------                               ------------------------

--------------------------------------------------------------------------------
1     Name of Reporting Person
      S.S. or I.R.S. IDENTIFICATION OF ABOVE PERSON

      Rodger R. Krouse
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                        (a) [_]
                                                        (b) [_]
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     SOURCE OF FUNDS*


--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
      REQUIRED PURSUANT TO ITEMS 2(d) OR 2(E)                [_]

--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      United States of America
--------------------------------------------------------------------------------
                           7     SOLE VOTING POWER


                           -----------------------------------------------------
                           8     SHARED VOTING POWER

 NUMBER OF SHARES                3,615,731
   BENEFICIALLY            -----------------------------------------------------
  OWNED BY EACH            9     SOLE DISPOSITIVE POWER
 REPORTING PERSON
       WITH
                           -----------------------------------------------------
                           10    SHARED DISPOSITIVE POWER

                                 3,326,702
--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      3,615,731
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
      SHARES*                                           [_]

--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      70.4%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON

      IN
--------------------------------------------------------------------------------

                       *SEE INSTRUCTION BEFORE FILLING OUT

-------------------------                               ------------------------
CUSIP No. 148865-10-8                  13D              Page 8 of 10
-------------------------                               ------------------------

         The following constitutes Amendment No. 4 to the Schedule 13D dated August 2, 2001, as amended by Amendment No. 1 dated September 18, 2001 ("Amendment No. 1"), Amendment No. 2 dated February 11, 2002 ("Amendment No. 2"), and Amendment No. 3 dated June 20, 2002 ("Amendment No. 3"), filed with the Securities and Exchange Commission on behalf of Sun Catalina Holdings, LLC, a Delaware limited liability company, Sun Capital Partners II, LP, a Delaware limited partnership, Sun Capital Advisors II, LP, a Delaware limited partnership, Sun Capital Partners, LLC, a Delaware limited liability company, Marc J. Leder, and Rodger R. Krouse. The Schedule 13D, as amended by Amendment No. 1, Amendment No. 2, Amendment No. 3, and as now further amended, is collectively referred to as "Schedule 13D". The Schedule 13D relates to the common stock, par value $.01 per share, of Catalina Lighting, Inc., a Florida corporation with principal executive offices located at 18191 N.W. 68th Avenue, Miami, Florida 33015. Except as specifically amended by this Amendment No. 4, the Schedule 13D, as amended by Amendment No. 1, Amendment No. 2, and Amendment No. 3, remains in full force and effect.

Item 5.    Interest in Securities of the Issuer

         Item 5(a) is amended in its entirety to read as follows:

                  (a) Each of the Reporting Persons may be deemed to be the beneficial owner, within the meaning of Rule 13d-3 of the Exchange Act, of 3,615,731 shares of Common Stock, including 847,188 shares underlying warrants held by Sun Catalina, which constitutes 70.4% of the shares of Common Stock outstanding. Additionally, pursuant to a shareholders' agreement, certain voting agreements, and irrevocable proxies issued in connection with such agreements, each of the Reporting Persons may have the right to vote an additional 378,247 shares of Common Stock that may be acquired by third parties upon exercise of options or warrants therefor.

         Item 5(b) is amended in its entirety to read as follows:

                  (b) Sun Catalina has the sole power to vote or direct the vote of 3,615,731 shares of Common Stock, and the sole power to dispose or direct the disposition of 3,326,702 shares of Common Stock. Each Reporting Person other than Sun Catalina may be deemed to have shared power to vote or direct the vote of 3,615,731 shares of Common Stock, and shared power to dispose or direct the disposition of 3,326,702 shares of Common Stock.

-------------------------                              -------------------------
 CUSIP No. 148865-10-8                13D                Page 9 of 10
-------------------------                              -------------------------

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                           SUN CATALINA HOLDINGS, LLC


Date:  October 8, 2002                     By:  /s/     Marc J. Leder
       -----------------------------           --------------------------------
                                                Name:  Marc J. Leder
                                                Title: Co-CEO


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                SUN CAPITAL PARTNERS II, LP
                                                By:  Sun Capital Advisors II,
                                                     LP, its general partner
                                                     By:  Sun Capital Partners,
                                                          LLC, its general
                                                          partner

Date:  October 8, 2002                     By:  /s/     Marc J. Leder
       -----------------------------           --------------------------------
                                                Name:  Marc J. Leder
                                                Title: Manager


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                SUN CAPITAL ADVISORS II, LP
                                                By:  Sun Capital Partners, LLC,
                                                     its general partner

Date:  October 8, 2002                     By:  /s/     Marc J. Leder
       ------------------------------          -------------------------------
                                                Name:  Marc J. Leder
                                                Title: Manager

-------------------------                              -------------------------
 CUSIP No. 148865-10-8                13D                Page 10 of 10
-------------------------                              -------------------------

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                SUN CAPITAL PARTNERS, LLC


Date:  October 8, 2002                     By:  /s/     Marc J. Leder
       -----------------------------           --------------------------------
                                                Name:  Marc J. Leder
                                                Title: Manager



     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  October 8, 2002                     By:  /s/  Marc J. Leder
       -----------------------------           --------------------------------
                                                Marc J. Leder

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  October 8, 2002                     By:  /s/  Rodger R. Krouse
       -----------------------------           --------------------------------
                                                Rodger R. Krouse